Exhibit 99.1

A123 Systems Announces Proposed
Common Stock and Convertible Notes Offerings

WATERTOWN, MA — March 28, 2011 — A123 Systems (Nasdaq: AONE), a developer and manufacturer of advanced Nanophosphate™ lithium ion batteries and systems, today announced that it intends to offer, subject to market and other conditions, 18,000,000 shares of common stock and concurrently offer $125 million principal amount of convertible subordinated notes due 2016 in registered underwritten public offerings. A123 intends to grant the underwriters a 30-day option to purchase up to an additional 2,700,000 shares of common stock, with respect to the stock offering, and up to $18.75 million aggregate principal amount of the convertible notes, with respect to the notes offering.  The interest rate, conversion rate and other terms of the convertible notes will be determined at pricing.  The offerings are not contingent upon each other.

The common stock and convertible notes offerings are being made pursuant to an automatically effective registration statement filed with the Securities and Exchange Commission and available at no charge on the SEC’s website at www.sec.gov.  This press release shall not constitute a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Deutsche Bank Securities Inc. and Goldman, Sachs & Co. are acting as joint bookrunning managers. Morgan Stanley & Co. Incorporated and Barclays Capital are acting as joint lead managers, and Lazard Capital Markets and Pacific Crest Securities are acting as co-managers for the offerings.  Each of the offerings will be made only by means of a prospectus supplement and accompanying prospectus.  Electronic copies of the preliminary prospectus supplements and accompanying prospectuses may be obtained from the joint bookrunning managers by contacting: Deutsche Bank Securities, Inc., Attention: Prospectus Department, 100 Plaza One, Jersey City, New Jersey 07311, telephone: +1(800)503-4611 or by emailing prospectus.cpdg@db.com, or Goldman, Sachs & Co., Attention: Prospectus Department, 200 West Street, New York, New York 10282, telephone: +1(866) 471-2526 or by emailing prospectus-ny@ny.email.gs.com.

About A123 Systems

A123 Systems, Inc. (Nasdaq: AONE) develops and manufactures advanced lithium ion batteries and battery systems for the transportation, electric grid services and commercial markets. Headquartered in Massachusetts and founded in 2001, A123 Systems’ proprietary nanoscale electrode technology is built on initial developments from the Massachusetts Institute of Technology.

Contacts:

Public Relations:

A123 Systems

Dan Borgasano

617-972-3471

dborgasano@a123systems.com

Edelman

Courtney Kessler

212-277-3720

courtney.kessler@edelman.com

Investor Relations:

ICR

Garo Toomajanian

617-972-3450

ir@a123systems.com

AONE-F